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                                                                   EXHIBIT 23.03

                              CONSENT OF KPMG LLP

The Board of Directors
Software Development Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Integrated Systems, Inc. of our report dated April 30, 1999, with respect to the consolidated balance sheet of Software Development Systems, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of Integrated Systems, Inc. dated July 21, 1999 and to the reference to our firm under the heading "Experts" in the prospectus.
/s/ KPMG LLP
Chicago, Illinois
October 15, 1999